FILED
IN THE OFFICE OF THE
STATE OF NEVADA


SEP 04 1998
NO. C 1211 - 87
DEAN HELLER, SECRETARY OF STATE


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                             HLHK WORLD GROUP, INC.


         HLHK World Group, Inc. a corporation organized under the laws of the state of Nevada, February 23, 1987 hereby adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the provisions of Nevada Revised Statutes 78.385 and 78.390.

                                       I.

         The Articles of Incorporation shall be amended to read as follows:

                                   ARTICLE I

         NAME: The name of the corporation hereinafter called the "Corporation" shall be Trimfast Group, Inc.

                                  ARTICLE II

         CLASSES OF STOCK: The Company is hereby authorized to issue 20 million shares of Class A Preferred Stock, $.01 par value and 20 million shares of Class B Preferred Stock. $.01 par value with such rights and preferences as determined by the Board of Directors. There shall be no change in the number of authorized shares of common stock.


                                       II.

         The date of the adoption of the foregoing amendments by the shareholders was August 21, 1998. The number of shares outstanding in the Corporation and entitled to vote on the

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
         amendment was 21, 843,747. All stock in the corporation is entitled to one vote per share for each matter coming before the meeting of the shareholders.

                                      III.

         The number of shares that voted in favor to the above amendment was 18,707,807. The number of shares that voted against the above amendment was -0-.


HLHK WORLD GROUP, INC.

/s/ Michael Muzio
---------------------
By: Michael Muzio, President


/s/ Velma Tronolone
---------------------
By: Velma Tronolone, secretary


State of Florida

County of Palm Beach

         Before me this 3rd day of September 1998 personally appeared Michael Muzio, the president of HLHK World Group, Inc. who being duly sworn did acknowledge that he executed the forgoing instrument.


/s/ Jeffrey G. Klein
-----------------------
NOTARY PUBLIC


                                                    Jeffrey G. Klein
                                                    My Commission CC817371
                                                    Expires January 29, 2001


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